Exhibit (c)(3)

Project Avian PRESENTATION TO THE CONFLICTS COMMITTEE OF THE BOARD OF DIRECTORS CONFIDENTIAL OCTOBER 2009

CONFIDENTIAL Disclaimer The information herein has been prepared by Lazard based upon information supplied by the management of Osprey (“Osprey” or the “Company”) or publicly available information and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the management of the Company with respect to the anticipated future performance of the Company . We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties except as we have or may agree in writing; provided however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Conflicts Committee of the Board of Directors (the “Committee”), and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice. PROJECT AVIAN

PROJECT AVIAN

Discounted Distributions – Certain Sensitivities

All sensitivities assume Osprey purchases two Bender ATBs

	Discounted Distributions Value									
	Value per Unit				Implied Total Value of Equity					
	Common		Subordinated		Common		Subordinated		Total	
Scenarios	Low	High	Low	High	Low	High	Low	High	Low	High
Sensitivity Y: Aker Shuttle Tankers Chartered-in [a]										
Debt financing at L + 350; units issued at $8.00	$9.01	$12.18	$2.12	$3.69	$135	$183	$32	$55	$167	$238
Debt financing at L + 70; units issued at $8.00	9.20	12.36	2.92	4.87	138	185	44	73	182	258
Debt financing at L + 350; units issued at $10.25	9.28	12.44	3.79	6.18	139	187	57	93	196	279
Debt financing at L + 70; units issued at $10.25	9.44	12.67	4.69	7.32	142	190	70	110	212	300
Sensitivity Z: Aker Shuttle Tankers Purchased										
Debt financing at L + 350; units issued at $8.00	$8.42	$11.64	$0.17	$0.17	$126	$175	$3	$3	$129	$177
Debt financing at L + 70; units issued at $8.00	8.88	12.04	1.06	1.96	133	181	16	29	149	210
Debt financing at L + 350; units issued at $10.25	9.08	12.24	2.38	4.13	136	184	36	62	172	246
Debt financing at L + 70; units issued at $10.25	9.34	12.52	3.99	6.45	140	188	60	97	200	284

Note: All scenarios reflect Management Forecast (adjusted as described in footnote (a) for Sensitivity Y) and assume purchased newbuilds (two newbuilds in Sensitivity Y and four newbuilds in Sensitivity Z) are financed 50% with debt and 50% with equity.

(a) Assumes shuttle tankers chartered-in from Goose at bareboat charter rates based on $132.7 million purchase price and 10% discount rate.

1 | LAZARD

2 Additional Revenue Impact of Exiting the Lightering Business ($ in millions) Impact reflects the redeployment of M192 ATB (currently employed in the lightering trade) into the spot rate market. Goose further advised there would be no impact on expenses Source: Osprey management. ($0.135) $0.000 $0.049 $0.000 ($0.035) $0.000 $0.000 $0.047 $0.000 (0.200) (0.150) (0.100) (0.050) 0.000 0.050 $0.100 Q4 2009 2010 2011 2012 2013 2014 2015 2016 2017 Revenue